Exhibit 99.1

francesca’s® Reports Fourth Quarter and Fiscal Year 2019 Financial Results and Provides Update on COVID-19 Pandemic Response

•	Fourth quarter net sales were flat at $119.0 million and comparable sales increased 1%
•	Fourth quarter GAAP loss per share was $3.97
•	Fourth quarter adjusted loss per share was $0.31 (see Non-GAAP Information below)
•	Material COVID-19 response measures to improve the Company’s liquidity underway

HOUSTON, TEXAS — May 1, 2020 — Francesca’s Holdings Corporation (Nasdaq: FRAN) today reported financial results for the fourth quarter and fiscal year ended February 1, 2020 and provided a material update on its response to the COVID-19 pandemic.

COVID-19 RESPONSE

Andrew Clarke, President and CEO, stated, “As we continue to manage our business through the COVID-19 pandemic, our first priority is the health and safety of our teams and our customers. Following the guidance of local governments and healthcare organizations, we closed all of our boutiques as of March 25th. We also began to implement a comprehensive plan to help mitigate the impact of the COVID-19 pandemic through careful management of expenses and cash priorities while working to enhance liquidity. We have continued to operate our e-commerce business and our distribution center remains open, albeit at reduced capacity, and we have been pleased with the increase in ecommerce sales and the reduction in inventory, as well as with customer insights we have gained. We recently began to reopen a small number of our boutiques in select locations as local authorities have allowed. Our approach to reopening will be methodical to ensure the safety of our employees and customers, as well as to protect our liquidity as we begin to emerge from this crisis. Our primary focus will be to continue to drive down inventory levels in our boutiques and to leverage our flexible supply chain, working with our vendors to manage supply and demand as necessary.”

As a result of the COVID-19 pandemic, the Company’s revenues, results of operations and cash flows have been materially adversely impacted which raises substantial doubt about its ability to continue as a going concern. In response, the Company is taking aggressive and prudent actions to reduce its expenses and defer payment of accounts payables and inventory purchases to preserve cash on hand. These actions include, but are not limited to:

•	temporary furlough of substantially all corporate and boutique employees (for the duration of boutique closures at their location and subject to reduced staffing for a phase-in period upon reopening);

•	base salary reductions for our senior leadership team;

•	suspension of payment of all accounts payable other than those necessary to support our ecommerce business;

•	deferring payment of rent at all of our boutiques, corporate headquarters and distribution facility, beginning in April 2020 subject to discussion with our landlords;

•	limiting current investments in our ecommerce to necessary website and supporting functions; and

•	suspension of all capital expenditures.

Additionally, the Company borrowed $5.0 million under its Amended Asset Based Revolving Credit Facility with JPMorgan Chase (“Amended ABL Credit Facility”) in April 2020. The Company also filed for an income tax refund for $10.7 million with the IRS related to the provision under the Corona Aid, Relief and Economic Security Act (“CARES Act”) enacted in March 2020 that allows the carryback of net operating losses to prior years. The Company is electing to take other available relief under the CARES Act including deferral of payment of certain payroll taxes and employee retention tax credits. The Company continues to evaluate the provisions of the CARES Act and the ways in which it could assist the Company’s business and improve its liquidity.

Waiver and Letter Agreement with Respect to Credit Facilities

On May 1, 2020, the Company entered into a letter agreement (the “JPM Letter Agreement”) in connection with its Amended ABL Credit Agreement and a letter agreement (the “Tiger Letter Agreement”) in connection with its Term Loan Credit Agreement, in each case, to obtain a waiver from the Company’s lenders of any default or event of default arising from its failure to (i) deliver annual audited consolidated financial statements for the fiscal year ended February 1, 2020 without a “going concern” or a like qualification or exception and (ii) pay rent on leased locations. The JPM Letter Agreement and Tiger Letter Agreement contain certain conditions and covenants, including that the Company is required to use the entire $10.7 million income tax refund requested under the CARES Act to repay certain outstanding borrowings under the Amended ABL Credit Agreement and Term Loan Credit Agreement and, in the case of the JPM Letter Agreement, providing that no loans will be made under the ABL Credit Agreement unless the Company’s aggregate amount of cash and cash equivalents is less than $3.0 million.

FOURTH QUARTER RESULTS

Regarding fourth quarter results, Mr. Clarke stated, “Looking back at our fourth quarter results, while performance was disappointing, I believe that we can course correct through improved execution and greater discipline. I believe francesca’s brand attributes as a fashion retailer with a highly agile sourcing model, small boutique aesthetic and attractive target demographic will provide a competitive advantage as we navigate past the pandemic. Ultimately our success will be contingent on creating a customer-centric organization that employs the agility and discipline necessary to react to changing fashion preferences as well as customer demand across channels. I believe that with the right strategic direction, a cohesive and experienced management team and commitment to operational excellence, we can deliver on the long-term potential of the francesca’s brand.”

Net sales were relatively flat at $118.9 million from $119.3 million in the comparable prior year quarter due to a 1% increase in comparable sales partially offset by the net decrease in boutique count in the fourth quarter ended February 1, 2020 compared to the same period last year. The increase in comparable sales was due to higher average units sold per transaction and conversion rates, but was partially offset by a decrease in traffic as well as a decrease in average unit retail prices as a result of deeper markdowns and promotions. The Company closed three boutiques during the fourth quarter, bringing the total boutique count to 711 at February 1, 2020.

Gross profit as a percent of net sales decreased to 34.6% from 39.3% in the prior year quarter. This unfavorable variance was due to lower merchandise margins as a result of deeper markdowns and promotions during the holiday selling period as well as increased inventory reserves.

Selling, general and administrative (SG&A) expenses decreased $5.7 million or 12% to $42.4 million from $48.1 million in the prior year quarter. Adjusted SG&A in the fourth quarter of fiscal year 2019 was $41.7 million and excludes $0.4 million of search fees in connection with hiring the Company’s permanent Chief Executive Officer, $0.4 million of other payroll costs associated with our turnaround plan, and $0.2 million of stock-based compensation reversal associated with certain employee departures. This compares to adjusted SG&A of $47.4 million in the fourth quarter of fiscal year 2018, which excludes $1.4 million of professional fees associated with the Company’s review of strategic and financial alternatives and the turnaround plan, and $0.8 million of stock-based compensation reversal associated with the departure of the Company’s former Chief Executive Officer in February 2019.

The $5.7 million decrease in adjusted SG&A versus the comparable prior year period was primarily due to a $2.3 million decrease in boutique payroll and supplies, a $2.2 million decrease in corporate payroll and related expenses, a $0.7 million decrease in marketing expenses and a $0.6 million decrease in stock-based compensation due to employee departures.

Non-cash asset impairment charges totaled $10.3 million in the fourth quarter of fiscal year 2019 compared to $5.6 million in the comparable prior year quarter. The non-cash impairment charges in the current year fourth quarter of fiscal year 2019 were mostly related to the write down of operating lease right-of-use assets for 53 underperforming boutiques, while the prior year impairment charges were mostly related to the write down of property and equipment for 24 underperforming boutiques and the write off of boutique furniture, fixtures and supplies that were no longer intended to be used.

Loss from operations was $11.5 million compared to $6.8 million in the prior year quarter. Excluding the adjustments noted above for each year, adjusted loss from operations was $0.5 million in the fourth quarter of each of fiscal years 2019 and 2018.

Income tax expense decreased $14.8 million to an income tax benefit of $0.4 million from an income tax expense of $14.5 million in the prior year quarter. Income tax expense in the prior year quarter included a non-cash charge of $17.1 million associated with the valuation allowance provided on the Company’s net deferred tax assets. The Company continues to provide a full valuation allowance on its net deferred tax asset in fiscal year 2019. The effective tax rate in the thirteen weeks ended February 1, 2020 was 3.1% compared to 212.1% in the prior year. Excluding the valuation allowance tax assets, the adjusted effective tax rate in the fourth quarter of fiscal year 2018 was 38.8%.

Net loss for the fourth quarter was $11.6 million, or $3.97 loss per share, compared to prior year quarter net loss of $21.3 million, or $7.34 loss per share. Adjusted net loss for the fourth quarter was $0.9 million, or $0.31 adjusted loss per share compared to adjusted net loss of $0.4 million, or $0.13 adjusted loss per share, in the comparable prior year quarter.

Please see the reconciliation of adjusted SG&A, adjusted loss from operations, adjusted net loss and adjusted loss per share, adjusted effective tax rate, each a non-GAAP financial measure, to the most directly comparable GAAP financial measure provided in the tables at the end of this press release.

FULL YEAR RESULTS

Net sales decreased 5% to $407.5 million from $428.1 million in the prior year. This decrease was due to a 4% decrease in comparable sales as well as the net decrease in boutique count. The decrease in comparable sales was due to a decline in average unit retail prices as a result of deeper markdowns and promotions mainly during the fourth quarter of fiscal year 2019 as well as a decline in traffic.

During fiscal year 2019, the Company opened 5 new boutiques and closed 21 boutiques compared to 32 new boutiques opened and 26 boutiques closed during fiscal year 2018.

Non-cash asset impairment charges totaled $11.9 million in fiscal year 2019 compared to $20.1 million in the comparable prior year. The non-cash impairment charges in the current year were mostly related to the write-down of operating lease right-of-use assets for 60 underperforming boutiques while the prior year impairment charges were mostly related to the write-down of property and equipment for 153 underperforming boutiques and the write off of boutique furniture, fixtures and supplies that were no longer intended to be used.

Net loss for fiscal year 2019 totaled $25.0 million, or $8.63 loss per share, compared to net loss of $40.9 million, or $14.12 loss per share, in the prior year. Adjusted net loss for fiscal year 2019 was $9.5 million, or $3.26 adjusted loss per share compared to adjusted net loss of $9.0 million, or $3.11 adjusted earnings per share for fiscal year 2018.

Please see the reconciliation of adjusted net loss and adjusted loss per share, each a non-GAAP financial measure, to the most directly comparable GAAP financial measure provided in the tables at the end of this press release.

BALANCE SHEET SUMMARY

Total cash and cash equivalents at the end of the year were $17.8 million compared to $20.1 million at the end of the comparable prior year. During the fourth quarter of fiscal year 2019, the Company repaid the $10.0 million of outstanding borrowings under the Amended ABL Credit Facility as of November 2, 2019. At February 1, 2020, the Company had $10.0 million of outstanding borrowing under the Term Loan and had a combined borrowing base of $17.2 million under its Amended ABL Credit Facility and Term Loan Credit Agreement. See the “COVID-19 Response” section above for a discussion about the waiver letter agreements with respect to the Company’s credit facilities entered into on May 1, 2020.

The Company ended the quarter with $31.6 million of inventory on hand compared to $30.5 million at the end of the comparable prior year period. Average inventory per boutique increased 6% at February 1, 2020 compared to February 2, 2019 as a result of bringing boutique capacity to historical levels.

Conference Call Information

A conference call to discuss the fourth quarter and fiscal year 2019 results is scheduled for May 1, 2020 at 4:30 p.m. ET. To participate in the conference call, please dial 1-877-451-6152 and passcode 13703058. A live webcast of the conference call will also be available in the investor relations section of the Company’s website, www.francescas.com. A replay of the call will be available after the conclusion of the call and remain available until May 8, 2020. To access the telephone replay, listeners should dial 1-844-512-2921. The access code for the replay is 13703058. A replay of the web cast will also be available shortly after the conclusion of the call and will remain on the website for ninety days.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that are expected. These risks and uncertainties include, but are not limited to, the following: risks arising from the COVID-19 pandemic, including the related impact on the Company’s liquidity, changes in commercial and consumer spending and economic conditions generally, the duration of government-mandated and voluntary shutdowns and the speed with which the Company’s boutiques can safely be reopened and its ecommerce and distribution facilities return to normal capacity and the level of customer demand following reopening; the Company’s ability to continue as a going concern; the Company’s ability to satisfy covenant requirements under its asset based revolving credit agreement and term loan credit agreement and make payments of principal and interest as they come due; the risk that the Company may not be able to successfully execute its turnaround plan; the risk that the Company may not be able to successfully integrate its new Chief Executive Officer, the risk that the Company may not be able to identify suitably qualified and experienced candidates to add to its Board of Directors; the risk that the Company cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences or changes in consumer environment, including changing expectations of service and experience in boutiques and online, and evolve its business model; the Company’s ability to attract a sufficient number of customers to its boutiques or sell sufficient quantities of its merchandise through its ecommerce website; the Company’s ability to successfully open, close, refresh, and operate our boutiques each year; the Company’s ability to efficiently source and distribute merchandise quantities necessary to support its operations; and the impact of potential tariff increases or new tariffs. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in the Company’s forward-looking statements, please refer to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 3, 2019 filed with the SEC on May 3, 2019 and any risk factors contained in subsequent quarterly and annual reports it files with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

Non-GAAP Information

This press release includes non-GAAP adjusted SG&A, adjusted loss from operations, adjusted net loss, adjusted income tax expense, adjusted effective tax rate, and adjusted loss per share, each of which are non-GAAP financial measures. The Company believes these non-GAAP financial measures not only provide the Company’s management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the business and facilitate a meaningful evaluation of the Company’s fourth quarter and fiscal year 2019 SG&A, loss from operations, net loss and loss per share, income tax expense and effective tax rate on a comparable basis with the Company’s fourth quarter and fiscal year 2018 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

About Francesca's Holdings Corporation

francesca's® is a specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. As of today, francesca's® operates approximately 708 boutiques in 47 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Cindy Thomassee 832-494-2240
646-277-1214	Kate Venturina 713-864-1358 ext. 1145

IR@francescas.com

Francesca’s Holdings Corporation

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts, Percentages and Basis Points)

	Thirteen Weeks Ended
	February 1, 2020		February 2, 2019		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points
Net sales	$118,936	100.0%	$119,310	100.0%	$(374)	0%	-
Cost of goods sold and occupancy costs	77,748	65.4%	72,429	60.7%	5,319	7%	470
Gross profit	41,188	34.6%	46,881	39.3%	(5,693)	(12)%	(470)
Selling, general and administrative expenses	42,359	35.6%	48,081	40.3%	(5,722)	(12)%	(470)
Asset impairment charges	10,315	8.7%	5,555	4.7%	4,760	86%	400
Loss from operations	(11,486)	(9.7)%	(6,755)	(5.7)%	4,731	70%	400
Interest expense	485	0.4%	146	0.1%	339	232%	30
Other income	(57)	0.0%	(80)	(0.1)%	(23)	(29)%	-
Loss before income tax expense	(11,914)	(10.0)%	(6,821)	(5.7)%	5,093	75%	430
Income tax (benefit) expense	(366)	(0.3)%	14,466	12.1%	(14,832)	(103)%	(1,240)
Net loss	$(11,548)	(9.7)%	$(21,287)	(17.8)%	$(9,739)	(46)%	(810)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Loss per share*	$(3.97)		$(7.34)
Weighted average share count*	2,910		2,901

Comparable sales change	1%		(14)%

	Fiscal Year Ended
	February 1, 2020		February 2, 2019		Variance
	In USD	As a % of Net Sales	In USD	As a % of Net Sales	In USD	%	Basis Points
Net sales	$407,536	100.0%	$428,115	100.0%	$(20,579)	(5)%	-
Cost of goods sold and occupancy costs	258,000	63.3%	265,119	61.9%	(7,119)	(3)%	140
Gross profit	149,536	36.7%	162,996	38.1%	(13,460)	(8)%	(140)
Selling, general and administrative expenses	161,689	39.7%	176,379	41.2%	(14,690)	(8)%	(150)
Asset impairment charges	11,860	2.9%	20,122	4.7%	(8,262)	(41)%	(180)
Loss from operations	(24,013)	(5.9)%	(33,505)	(7.8)%	9,492	(28)%	(190)
Interest expense	1,204	0.3%	426	0.1%	778	183%	20
Other income	(322)	(0.1)%	(483)	(0.1)%	(161)	(33)%	-
Loss before income tax expense	(24,895)	(6.1)%	(33,448)	(7.8)%	(8,553)	(26)%	(170)
Income tax expense	125	0.0%	7,493	1.8%	(7,368)	(98)%	(170)
Net loss	$(25,020)	(6.1)%	$(40,941)	(9.6)%	$15,921	(39)%	(340)
(1) Percentage totals or differences in the above table may not equal the sum or difference of the components due to rounding.

Loss per share*	$(8.63)		$(14.12)
Weighted average share count*	2,899		2,900

Comparable sales change	(4)%		(14)%

* Reflects the 12-to-1 reverse stock split that became effective on July 1, 2019.

Francesca’s Holdings Corporation

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	February 1,	February 2,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$17,839	$20,103
Accounts receivable	3,743	16,309
Inventories	31,636	30,478
Prepaid expenses and other current assets	12,325	10,357
Total current assets	65,543	77,247
Operating lease right-of-use assets, net	208,503	-
Property and equipment, net	51,469	71,207
Other assets, net	3,093	4,588
TOTAL ASSETS	$328,608	$153,042

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,823	$24,330
Accrued liabilities	12,410	11,333
Current portion of long-term debt, net	8,936	-
Operating lease liabilities	48,691	-
Total current liabilities	80,860	35,663
Operating lease liabilities	200,938	-
Landlord incentives and deferred rent	-	33,989
Long term debt, net	-	10,000
Other liabilities	284	-
Total liabilities	282,082	79,652
Commitments and contingencies
Stockholders’ equity:
Common stock – $.01 par value, 80.0 million shares authorized, 4.0 million and 3.9 million shares issued as of February 1, 2020 and February 2, 2019, respectively*	40	39
Additional paid-in capital*	113,101	113,121
Retained earnings	93,406	120,251
Treasury stock, at cost – 0.9 million shares held at each February 1, 2020 and February 2, 2019*	(160,021)	(160,021)
Total stockholders’ equity	46,526	73,390
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$328,608	$153,042

* Reflects the 12-to-1 reverse stock split that became effective on July 1, 2019.

Francesca’s Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Fiscal Year Ended
	February 1,	February 2,	February 3,
	2020	2019	2018
Cash Flows Provided by Operating Activities:
Net (loss) income	$(25,020)	$(40,941)	$15,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,450	24,532	21,202
Asset impairment charges	11,860	20,122	258
Non-cash lease expense	46,353	-	-
Stock-based compensation expense	269	1,335	2,430
Loss on disposal of assets	135	761	733
Amortization of debt issuance costs	286	204	250
Deferred income taxes	-	8,706	6,099
Other	160	-	-
Changes in assets and liabilities:
Accounts receivable	10,644	246	(10,764)
Inventories	(1,159)	(3,699)	(2,858)
Prepaid expenses and other assets	(1,831)	(2,566)	(3,177)
Accounts payable	(11,611)	5,739	6,013
Accrued liabilities	1,077	(558)	(11,167)
Operating lease liabilities	(49,789)	-	-
Landlord incentives and deferred rent	-	(4,348)	245
Net cash provided by operating activities	2,824	9,533	24,825

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(3,609)	(26,199)	(26,778)
Net cash used in investing activities	(3,609)	(26,199)	(26,778)

Cash Flows Used in Financing Activities:
Proceeds from borrowings under the asset based revolving credit facility	15,000	10,000	-
Proceeds from borrowings under the term loan	10,000	-	-
Repayments of borrowings under the asset based revolving credit facility	(25,000)	-	-
Payment of debt issuance costs	(1,479)	(505)	-
Repurchases of common stock	-	(3,980)	(19,860)
Taxes paid related to net settlement of equity awards	-	(77)	(154)
Proceeds from the exercise of stock options	-	-	96
Net cash (used in) provided by financing activities	(1,479)	5,438	(19,918)

Net decrease in cash and cash equivalents	(2,264)	(11,228)	(21,871)
Cash and cash equivalents, beginning of year	20,103	31,331	53,202
Cash and cash equivalents, end of year	$17,839	$20,103	$31,331

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$(9,779)	$75	$24,163
Interest paid	$646	$209	$192

Francesca’s Holdings Corporation

Supplemental Information

Quarterly Sales by Merchandise Category

	Thirteen Weeks Ended
	February 1, 2020		February 2, 2019		Variance
	In USD	As a % of Sales	In USD	As a % of Sales	In Dollars	%
	(in thousands, except percentages)
Apparel	$45,757	38.5%	$45,998	38.5%	$(241)	(1)%
Jewelry	33,123	27.8%	31,017	26.0%	2,106	7%
Accessories	20,532	17.3%	21,710	18.2%	(1,178)	(5)%
Gifts	17,836	15.0%	19,184	16.1%	(1,348)	(7)%
Others(1)	1,688	1.4%	1,401	1.2%	287	20%
Net sales	$118,936	100.0%	$119,310	100.0%	$(374)	(0)%

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Sales

	FY 2019	FY 2018	FY 2017
Q1	(13)%	(16)%	(5)%
Q2	(5)%	(13)%	(3)%
Q3	1%	(14)%	(18)%
Q4	1%	(14)%	(15)%
Fiscal year	(4)%	(14)%	(11)%

Boutique Count

	Fiscal Year End
	February 1, 2020	February 2, 2019	February 3, 2018
Number of boutiques open at the beginning of period	727	721	671
Boutiques opened	5	32	60
Boutiques closed	(21)	(26)	(10)
Number of boutiques open at the end of period	711	727	721

Francesca’s Holdings Corporation

GAAP to Non-GAAP Reconciliation

(In Thousands, Except Per Share Amounts and Percentages)

Thirteen Weeks and Fiscal Year Ended February 1, 2020

	Thirteen Weeks Ended February 1, 2020
	GAAP	Professional Fees (1)	Reversal of Stock-based Compensation (2)	Severance and Other Payroll Costs (3)	Asset Impairment Charges (4)	Non GAAP
SG&A	$42,359	$(448)	$229	$(443)	$-	$41,697
Loss from operations	(11,486)	448	(229)	443	10,315	(509)
Income tax expense	(366)	14	(7)	14	317	28
Net loss	(11,548)	434	(222)	429	9,998	(909)
Loss per share(5)	(3.97)	0.15	(0.08)	0.15	3.44	(0.31)

	Fiscal Year Ended February 1, 2020
	GAAP	Professional Fees (7)	Reversal of Stock-based Compensation (2)	Severance and Other Payroll Costs (3)	Asset Impairment Charges (4)	Non GAAP
SG&A	$161,689	$(1,842)	$1,052	$(2,973)	$-	$157,926
Loss from operations	(24,013)	1,842	(1,052)	2,973	11,860	(8,390)
Income tax expense	125	9	(5)	15	60	204
Net loss	(25,020)	1,833	(1,047)	2,958	11,800	(9,476)
Loss per share(5)	(8.63)	0.63	(0.36)	1.02	4.07	(3.26)

(1)	For the thirteen weeks ended February 1, 2020, professional fees consists of search fees in connection with the hiring of the Company’s permanent Chief Executive Officer. For the fiscal year ended February 1, 2020, professional fees consists of consulting expenses associated with the Company’s review of strategic and financial alternatives as well as the implementation of the turnaround plan that commenced in January 2019, professional fees related to the previously disclosed reverse stock split and adoption of stockholder rights plan and search fees in connection with the hiring of the Company’s permanent Chief Executive Officer.
(2)	Reversal of stock-based compensation associated with certain employee departures.
(3)	Consists of severance benefits and other payroll costs associated with the turnaround plan.
(4)	The Company recorded $10.3 million and $11.9 million of non-cash asset impairment charges for the thirteen weeks and fiscal year ended February 1, 2020, respectively, which were mostly associated with the write-down of operating lease right-of-use assets for 53 and 60 underperforming boutiques, respectively.
(5)	Reflects the 12-to-1 reverse stock split that became effective on July 1, 2019. Loss per share components may not equal the sum due to rounding.

Francesca’s Holdings Corporation

GAAP to Non-GAAP Reconciliation

(In Thousands, Except Per Share Amounts and Percentages)

Thirteen Weeks and Fiscal Year Ended February 2, 2019

	Thirteen Weeks Ended February 2, 2019
	GAAP	Professional Fees (1)	Reversal of Stock-based Compensation (2)	Asset Impairment Charges (3)	Valuation Allowance(4)	Non GAAP
SG&A	$48,081	$(1,424)	$766	$-	$-	$47,423
Loss from operations	(6,755)	1,424	(766)	5,555	-	(542)
Income tax expense	14,466	553	(297)	2,155	(17,115)	(238)
Net loss	(21,287)	871	(469)	3,400	17,115	(370)
Loss per share(6)	(7.34)	0.30	(0.16)	1.17	5.86	(0.13)
Effective tax rate(5)	212.1%	-	-	-	(250.9)%	(38.8)%

	Fiscal Year Ended February 2, 2019
	GAAP	Professional Fees (1)	Reversal of Stock-based Compensation (2)	Asset Impairment Charges (3)	Valuation Allowance(4)	Non GAAP
SG&A	$176,379	$(1,476)	$766	$-	$-	$175,669
Loss from operations	(33,505)	1,476	(766)	20,122	-	(12,673)
Income tax expense	7,493	425	(221)	5,795	(17,115)	(3,623)
Net loss	(40,941)	1,051	(545)	14,327	17,115	(8,993)
Loss per share(6)	(14.12)	0.36	(0.19)	4.94	5.90	(3.11)
Effective tax rate(5)	22.4%	-	-	-	(51.2)%	(28.8)%

(1)	Consists of professional fees associated with the Company’s review of strategic and financial alternatives and turnaround plan that commenced in January 2019.
(2)	Reversal of stock-based compensation associated with the resignation of the former Chief Executive Officer in February 2019.
(3)	The Company recorded $5.6 million and $20.1 million of non-cash asset impairment charges for the thirteen weeks and fiscal year ended February 2, 2019, respectively, associated with 24 and 153 underperforming boutiques, respectively, for which the remaining, or a portion of the remaining, net book value of their respective assets are no longer expected to be recoverable. Additionally, the impairment charges for the thirteen weeks and fiscal year ended February 2, 2019 included $2.9 million and $4.9 million charge, respectively, associated with the write-off of boutique furniture, fixtures and supplies that are no longer intended to be uses as a result of postponing new boutique openings and remodels for future periods.
(4)	The Company recorded $17.1 million non-cash charge associated with the recognition of a valuation allowance on its net deferred tax assets.
(5)	Calculated by dividing income tax expense by the GAAP loss before income tax expense of $6.8 million and $33.4 million in the thirteen weeks and fiscal year ended February 2, 2019, respectively.
(6)	Reflects the 12-to-1 reverse stock split that became effective on July 1, 2019. Loss per share components may not equal the sum due to rounding.